Exhibit 99.1

ARVANA INC. ISSUES CLARIFICATION AND CONFIRMS DETAILS OF FORWARD-SPLIT

Salt Lake City, Utah, April 18, 2023, Arvana Inc. (“OTC: AVNI”) today issued a clarification to its prior press release dated April 12, 2023, regarding the forward-split of its common stock.

The April 12, 2023, press release generated some confusion over the record date for those stockholders entitled to the additional forward-split shares, and the effective date for the anticipated delivery of the forward-split shares. Arvana wishes to clarify and confirm the details of the forward-split.

The forward-split will take effect following the close of business on April 18, 2023, on a ratio of three (3) new shares of Arvana common stock for each (1) share of common stock outstanding, that will be deliverable on or about April 19, 2023, to stockholders of record on March 31, 2023.

The total number of outstanding shares of common stock will increase from 35,948,518 shares to 107,845,554 shares after the forward-split takes effect with no change in the par value of Arvana’s common stock or in the number of its authorized shares.

For additional information concerning the forward split, please refer to Arvana’s filings with the Securities and Exchange Commission or contact us directly.

Arvana Inc.

Arvana (“OTC: AVNI”) is a public company registered under the Securities & Exchange Act of 1934, as amended, that is quoted on the OTC Pink Sheets Current Information Alternative Reporting platform. We operate a fishing charter business through our wholly owned subsidiary Down2Fish Charters, LLC.

Down2Fish offers a range of curated maritime adventures that include inshore, offshore, and custom charters for fishing enthusiasts, nature lovers, and sea bound adventurers. Our business is operated from a private dock in Palmetto, Florida to service the Greater Tampa Bay area including St Petersburg, Venice, Sarasota, and Clearwater.

Forward-Looking Statements

Several statements contained in this press release are forward-looking statements of future expectations based on currently available information that are subject to risks and uncertainties including general economic conditions, changes in capital markets, regulatory legislation, and other circumstances that may cause actual results to be materially different from those expectations. Arvana does not make any representation or warranty, express or implied, as to the accuracy, completeness, or status of such statements so it will not be liable for any decision made or action taken in conjunction with the information and/or statements contained in this press release. Arvana encourages the public to read the information provided in conjunction with its recent filings on Schedule 14c, Form 8-K, Form 10-Q and Form 10-K, which may be viewed at www.sec.gov.

Contact

Ruairidh Campbell, Chief Executive Officer

Phone: +1 801-232-7395

Email: ruairidhcampbell@msn.com

Website: https://arvana.us